Exhibit 8.2

June 20, 2005

Board of Directors
North East Bancshares, Inc.
5999 Station Road
North East, Pennsylvania 16428

Re:	Merger of North East Bancshares, Inc. with and into F.N.B. Corporation

Gentlemen:

            You have requested our opinion as to the federal income tax consequences of the transaction contemplated by the Agreement and Plan of Merger dated as of April 22, 2005 (the “Merger Agreement”), by and between North East Bancshares, Inc., a Pennsylvania corporation (“North East”) and F.N.B. Corporation, a Florida corporation (“FNB”) providing, in part and subject to certain conditions, for the merger of North East with and into FNB (the “Merger”) pursuant to the Florida Business Corporation Act and the Pennsylvania Business Corporation Law, of 1988, as amended. Upon consummation of the Merger, FNB will be the surviving corporation. Terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

             Upon consummation of the Merger, each issued and outstanding share (other than shares owned by North East as treasury stock, which will be cancelled, shares owned by FNB, and the Dissenting Shares) of North East common stock (the “North East Common Stock”), shall be converted into shares of FNB common stock, par value $.01 per share (the “FNB Common Stock”), on the following basis:

•	if the average closing price of FNB Common Stock is $18.00 or higher, into that number of shares of FNB Common Stock as is determined by dividing $107.00 by the average closing price of FNB common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to consummation of the Merger; or

North East Bancshares, Inc.
June 20, 2005

•	if the average closing price of FNB Common Stock is less than $18.00, at the discretion of FNB, either:

•	into that number of shares of FNB Common Stock as is determined by dividing $107.00 by the average closing price computed as provided above; or

•	into a combination of cash, but not more than $53.00 per North East share, and that number of shares of FNB Common Stock as is determined by dividing $107.00, less the cash paid per North East share, by the average closing price of FNB Common Stock for the 20 consecutive trading days ending on the fifth trading day prior to consummation of the merger.

          No fractional shares of FNB Common Stock will be issued in the Merger. If any holder of shares of North East Common Stock would be entitled to receive a number of shares that includes a fraction, then, in lieu of a fractional share, FNB will pay cash in an amount, rounded to the nearest cent, equal to the product of (a) the average closing price of FNB Common Stock on the Effective Date by (b) the fraction calculated to the nearest ten thousandth of a share that the holder would otherwise receive, less the amount of any taxes which may be required to be withheld under any provision of federal, state, local or foreign tax law. No interest will be paid or accrued on cash payable in lieu of fractional shares of FNB Common Stock.

          We have examined the Registration Statement of Form S-4, which is to be filed with the Securities and Exchange Commission in connection with the registration of 863,000 shares of FNB Common Stock to be issued in the Merger (the “Registration Statement”), the Merger Agreement and other documents, legal opinions, corporate records, statutes, decisions, and questions of law as we have deemed necessary or appropriate to express an informed opinion on the matters hereinafter set forth.

          For the purpose of rendering our opinion, we have assumed that all of the material facts are as described in the Registration Statement, that all of the conditions precedent to the Merger set forth in the Merger Agreement will be met, that the Merger will receive any required regulatory approvals, that the Merger will be approved by the holders of North East Common

North East Bancshares, Inc.
June 20, 2005

Stock and will become effective under state and federal law in accordance with the Merger Agreement, and that the Merger will constitute a merger under the Florida Business Corporation Act and the Pennsylvania Business Corporation Law of 1988, as amended.

          In giving this opinion, we are relying on the truth of the covenants, representations and warranties of each of the parties to the Merger Agreement as set forth in the Merger Agreement and on the truth and accuracy of the statements and representations made to us in certificates that officers of FNB and North East (the “Representation Letters”) have given to us in connection with this opinion, in each case without independent verification thereof.

          Our opinion is conditioned upon the satisfaction of the following conditions as of the Effective Time of the Merger:

i)	The continued accuracy as of the Effective Time of the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement; and

ii)	The continued accuracy as of the Effective Time of the facts and representations of the parties to the Merger Agreement, the Representation Letters, and other representations that we have received.

We have assumed that any representation or statement qualified by “to the best of knowledge” of the party making such representation or statement, or by any similar expression, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.

          Based solely on the facts, assumptions and representations as so stated, satisfaction of the conditions above, and under the present provisions of the Code as they have been or appear likely to be interpreted by the courts or the Internal Revenue Service, we are of the opinion, for federal income tax purposes, that the Merger will constitute a reorganization

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June 20, 2005

within the meaning of Sections 368(a) of the Code and each of FNB and North East will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

          We have rendered the foregoing opinion as of the date hereof, and we do not undertake to supplement our opinion with respect to factual matters or changes in the law which may hereinafter occur.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-4 filed by FNB with the Securities and Exchange Commission relating to the registration of 863,000 shares of FNB Common Stock and to the reference to us in the Prospectus constituting part of the Registration Statement under the heading “Material Federal Income Tax Consequences of the Merger.” By giving this consent, we are not admitting that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Buchanan Ingersoll PC
By:	/s/ James W. Forsyth
James W. Forsyth